SouthWest Water Merger

Scheduled to Close

LOS ANGELES, September 3, 2010– SouthWest Water Company (Nasdaq:SWWC) today announced that it has received approval for its proposed merger from the California Public Utilities Commission, a required condition to closing.  The company previously received regulatory clearance from four of the five required state public utility regulators; California was the sole remaining state approval needed. Subject to the satisfaction of the remaining customary closing conditions, the company anticipates the transaction will close on September 13th.

On March 3, 2010 the company announced it agreed to be acquired by institutional investors advised by J.P. Morgan Asset Management and Water Asset Management, LLC.  In early August, SouthWest Water stockholders approved the merger agreement.  Under the agreement, SouthWest Water stockholders will be entitled to receive $11 per share.

About SouthWest Water

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than a million people in nine states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s website: www.swwc.com.

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relating to the expected timing of the closing of the proposed transaction, involve risks and uncertainties. These expectations may differ due to a variety of factors. More detailed information about these factors is contained in the company’s filings with the Securities and Exchange Commission, including under the caption “Risk Factors” in the company’s 2009 Annual Report on Form 10-K. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.

For Further Information:

CONTACT: DeLise Keim

                VP Corporate Communications

                213.929.1846

SouthWest Water Company

624 S. Grand Ave., Suite 2900

Los Angeles, CA 90017

www.swwc.com

###